EXHIBIT 99.1

[GENERAL NUTRITION CENTERS, INC. LOGO]

FOR IMMEDIATE RELEASE

GENERAL NUTRITION CENTERS, INC. ANNOUNCES EXCHANGE OFFER
FOR ITS 8 1/2% SENIOR SUBORDINATED NOTES DUE 2010

PITTSBURGH, PA, August 16, 2004 – General Nutrition Centers, Inc. (the “Company”) today announced it had commenced an offer to exchange up to $215,000,000 of its outstanding 8 1/2% Senior Subordinated Notes due 2010 for 8 1/2% Senior Subordinated Notes due 2010 that have been registered under the Securities Act of 1933, as amended (the “Exchange Offer”). The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated December 5, 2003.

The Exchange Offer will expire at 5:00 P.M. New York City time, on September 15, 2004, unless extended by the Company. The offer is being made pursuant to the terms and conditions included in the Company’s Prospectus, dated August 16, 2004.

The terms of the new notes are substantially identical to the terms of the notes for which they are being exchanged, except that the transfer restrictions and registration rights provisions applicable to the original notes do not apply to the new notes.

Copies of the prospectus and other information relating to this exchange offer, including transmittal materials, may be obtained from the exchange agent, U.S. Bank, National Association, Exchange Agent, 60 Livingston Avenue, St. Paul, Minnesota 55107-2292, Attention: Specialized Finance.

GNC, based in Pittsburgh, PA, is the largest global specialty retailer of nutritional supplements, which include vitamin, mineral and herbal supplements, sports nutrition products, diet and energy products and specialty supplements. GNC has more than 4,800 retail locations throughout the United States, including more than 1,300 domestic franchise locations, more than 900 store-within-a-store locations under our strategic alliance with Rite Aid and more than 800 locations in multiple foreign markets including Canada and Mexico.

This news release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities of General Nutrition Centers, Inc. nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Contact:	Patrick Fitzgerald General Nutrition Centers, Inc. (412) 402-7455 Patrick-Fitzgerald@GNC-HQ.com